Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
101 Constitution Avenue, NW Suite 900 Washington, DC 20001 T: 202.689.2800 F: 202.689.2860 nelsonmullins.com

January 23, 2024

Amphitrite Digital Incorporated

6501 Red Hook Plaza, Suite 201-465

St. Thomas, Virgin Islands, U.S., 00802

Ladies and Gentlemen:

We have acted as counsel to Amphitrite Digital Incorporated, a U.S. Virgin Islands corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) the sale of up to an aggregate of 2,012,500 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.01 per share, and (ii) the issuance of accompanying warrants (the “Warrants”) to purchase up to an aggregate of 161,000 shares of Common Stock (the “Warrant Shares” and together with the Underwritten Shares and the Warrants, the “Securities”), by Kingswood Investments pursuant to an underwriting agreement between the Company and Kingswood Investments.

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP